Exhibit 10.1

California Integrated Waste Management Board

Linda Moulton-Patterson, Chair

1001 I Street ● Sacramento, California 95814 ● (916) 341-6000

Mailing Address:  P. O. Box 4025,  Sacramento, CA 95812-4025

www.ciwmb.ca.gov

August 18, 2004

Mr. Gary De Laurentiis, President/CEO

Itec Environmental Group, Inc.

693 Hi Tech Parkway, Suite 3

Oakdale, CA  95361

RE:

RMDZ Loan #2004-284

Dear Mr. De Laurentiis:

The California Integrated Waste Management Board (“Lender”) is pleased to inform you that a loan (“Loan”) in favor of Itec Environmental Group, Inc. (“Borrower”) has been approved.  Lender commits to make Borrower a Loan on the following general terms and conditions, each which must be satisfied on or before the closing and initial funding of the Loan.

Prior to closing, this Loan transaction will be documented in Loan Documents, based on forms we customarily use, which will set forth in detail the full rights and duties of the parties in respect of the Loan.  When executed, the Loan Documents will supercede this Commitment Letter.  The Loan Documents may include, but not be limited to, a Business Loan Agreement, a Promissory Note, a Security Agreement, one or more Guarantees, and a UCC filing with the Secretary of State.

Description of Loan and Security:

Borrower:	Itec Environmental Group, Inc.

Loan Amount:	Two Million Dollars ($2,000,000.00)

Use Of Funds:	$1,910,000 for purchase and installation of equipment; $80,000 interest reserve; and $10,000 loan fee

Term:

The Term of the Loan shall commence on the date of the disbursement of the Loan (the “Closing Date”) and shall terminate on a date 120 months thereafter (the “Maturity Date”), subject, however, to earlier termination pursuant to the terms of the Loan Documents.

Interest Rate:

Interest on the principal balance of the Loan outstanding from time to time shall be at a fixed annual rate of four and one-quarter percent (4.25%), and shall be computed on a 360 days per year basis and the actual number of days elapsed.

Loan Fee:	On the Closing Date Borrower shall pay to Lender a loan fee (“Loan Fee”) of one-half percent (.5%) of the Loan Amount.

Itec Environmental Group, Inc.

Commitment Letter

Repayment:	Payments on the Loan shall consist of monthly interest only payments for 12 months and principal and interest in the estimated amount of $22,317.80 ($267,814 annually) for 108 months.

Collateral:

(1)

Purchase money security interest evidenced by a Security Agreement and UCC-1 Financing Statement on specific equipment as follows:  3 ECO2 Systems, 1 bale breaker, 1 MSS Optical sort system, 2 granulators, 1 solvent wash system, 1 Satake Optical Sorting machine, 1 material handling equipment, 1 compressor, and the electrical systems.

(2)

Secondary security interest evidenced by a Security Agreement and UCC-1 Financing Statement on all other machinery and equipment now owned or hereafter acquired.

Guarantees:	Unlimited personal guarantee of Gary De Laurentiis. Unlimited corporate guarantee of Itec Environmental Systems, Inc.

Closing:

The Closing Date shall occur on or before that date which is ninety (90) days from the date of Lender's approval of the Loan (August 17, 2004).  Lender, in its sole discretion, may extend the Closing Date beyond said 90-day period, and shall notify Borrower, in writing, of any such extension prior to the expiration of time for closing.

Costs:	Borrower is responsible for all costs and expenses incurred by Lender or Borrower in connection with the securing of this Loan, including but not limited to the costs of Escrow, Insurance, etc.

Program Requirements:

The California Integrated Waste Management Board makes low interest loans to local government agencies and private business entities within a Recycling Market Development Zone [Public Resources Code 42023.1 and subsequent sections] to increase diversion of nonhazardous solid waste from landfills and to promote market demand for secondary and post consumer materials.  Approval of this Loan is based on Borrower’s projection to divert 15,000 tons of post consumer plastic bottles annually as a result of the Loan.

Lender will also require in the Loan Documents:

1.

Annual report of diversion and tonnage information as verification to support commodity and volume being diverted from California non-hazardous landfills.

2.

Annual site audits may be performed to reconfirm collateral and compliance to diversion loan covenants.

3.

Immediate notification in the event project is to relocate to an area outside of the Recycling Market Development Zone.  “An applicant’s project must be located within the boundaries of a Recycling Market Development Zone.  In the case of mobile operations, the primary business location for the project must be located within the boundaries of a RMDZ.” [California Code of Regulations, Title 14, Section 17932].

Itec Environmental Group, Inc.

Commitment Letter

Security:

Prior to or at the Closing Date, Borrower shall provide to Lender the following, which shall be acceptable in form and substance to Lender:

1.

Security Agreement and UCC-1 Financing Statement on the specific equipment financed:  3 ECO2 Systems, 1 bale breaker, 1 MSS Optical sort system, 2 granulators, 1 solvent wash system, 1 Satake Optical Sorting machine, 1 material handling equipment, 1 compressor, the electrical systems.

2.

Secondary security interest evidenced by a Security Agreement and UCC-1 Financing Statement on all other machinery and equipment now owned or hereafter acquired

3.

Proof of General Liability, Business Personal Property and Hazard Insurance for the term of the Loan, with Lender named as Additional Insured.

4.

Proof of Workers’ Compensation Insurance for the term of the Loan with Lender to receive annual notification of renewal.

5.

Borrower to complete a Board approved procurement report. The equipment manufacturer to complete a certification of recycled content form (forms attached).  The forms are required but will not hold up funding.  For assistance in completing these forms please contact Jerry Hart at (916) 341-6473.

6.

Verification of Matching Funds:  (1) Prior to loan closing, signed copy of Standby Equity Distribution Agreement/Equity Line of Credit Agreement dated 6/15/03 between ITEC and Cornell Capital Partners, LP reflecting the $5,000,000 commitment by Cornell.  (2) At loan closing, copies of signed promissory notes under the Standby Equity Distribution Agreement documenting disbursement to ITEC by Cornell Capital Partners, LP.

7.

Borrower to provide a Landlord’s Consent executed by NI Industries, Inc. on behalf of landlord for the facility located at 5300 Claus Road, Riverbank, CA 95367.  Document will be executed in escrow.

8.

Key Man Life Insurance on guarantor, Gary De Laurentiis, President of ITEC Environmental Group, Inc. in the minimum amount of $2,000,000 for the term of the Loan (120 months), with a policy assignment to California Integrated Waste Management Board.

9.

Documentation evidencing satisfactory settlement of the lawsuit with Glenwood Marketing Associates, Inc.  Documents to be reviewed by Lender’s legal counsel.

10.

At loan closing, CIWMB Business Loan Agreement to be acknowledged by Cornell Capital Partners.

11.

Updated corporate financial statements from Itec Environmental Group, Inc. reflecting conversion of debt to equity of note due to MTI Properties.

Reporting Requirements:

Prior to the Closing Date, and during the term of the Loan as set forth below, Borrower shall submit the following, which shall be acceptable in form and substance to Lender:

Itec Environmental Group, Inc.

Commitment Letter

1.

Annual (CPA Reviewed) Corporate Financial Statements for Borrower submitted to Lender within one hundred and twenty (120) days after fiscal year end during the term of the Loan.

2.

Annual Income Tax Returns for Borrower submitted to Lender within thirty (30) days of filing.

3.

Annual Personal Financial Statement of Guarantor, Gary De Laurentiis, to be submitted to Lender within 120 days of calendar year-end, December 31st.

4.

Annual Personal Income Tax Return of Guarantor, Gary De Laurentiis, to be submitted to Lender within thirty (30) days after the applicable filing date for the tax-reporting period ended.

5.

Annual Corporate Financial Statements of Guarantor, Itec Environmental Systems, Inc. to submitted to Lender within one hundred and twenty (120) days after fiscal year end during the term of the Loan.

6.

Annual Corporate Income Tax Returns of Guarantor, Itec Environmental Systems, Inc. to be submitted to Lender within thirty (30) days of filing.

7.

Annual Equipment Listing Report to be submitted to Lender within one hundred and twenty (120) days after fiscal year end during the term of the Loan (beginning December 31, 2005).  The report shall include all equipment owned at fiscal year end.  Said report will reflect equipment description, location, model number and serial number, original purchase price and current fair market value.

Further, and notwithstanding the above, the closing of this Loan will be subject to the terms, provisions and conditions set forth in the Loan Documents as deemed necessary by Lender and Lender’s legal counsel in their sole discretion.  Closing is also contingent to Lender’s confirmation as to the adequacy and sufficiency of security offered for the Loan and that there are no adverse material changes to the financial conditions of Borrower and Guarantor.  Additionally, closing will be contingent on Lender’s confirmation as to the adequacy and sufficiency of Borrower’s permits necessary to operate the business.

Lender reserves the right to cancel this Commitment and terminate its obligations hereunder at any time prior to its expiration upon the occurrence of any of the following events:  (a) the failure of Borrower or any Guarantor to (1) comply with Lender’s requests for information in connection with Lender’s ongoing investigation of Borrower’s business or credit, or (2) execute and deliver, in connection with the Loan, any documents deemed reasonably necessary and appropriate by Lender or Lender’s counsel; or (b) the failure of Borrower or any Guarantor to disclose to Lender all information material to the making of the Loan and the security for the Loan, or the misrepresentation by Borrower of any material fact relating to any of the above or the business or financial condition of Borrower or of any Guarantor; or (c) any event, occurrence or circumstance which, in Lender’s good faith opinion, would impair the ability of Borrower or Guarantor to perform under the terms of this Commitment or the Loan, including, but not limited to, any change deemed by Lender to be material, in the security for the Loan or in the business, assets, net worth, earnings, liquidity, or credit standing of Borrower or any Guarantor; or (d) the determination by Lender that the security for the Loan is inadequate or insufficient.

This Commitment Letter supersedes any prior agreements, oral or written, between Lender and Borrower and any Guarantor and contains the entire agreement between Lender and Borrower with respect to the Loan.  No subsequent agreement, representation or promise made by any party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

Further, Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, damages, liabilities, expenses and fees (including attorneys’ fees) which may be incurred by or asserted against Lender and which arise out of or relate to this Commitment Letter.

Itec Environmental Group, Inc.

Commitment Letter

You may not assign this Commitment Letter or any of your rights hereunder.

Time is of the essence of all the terms and conditions of this Commitment Letter.

Please signify your acceptance of the above terms and conditions by signing the enclosed copy of this Commitment Letter in the space provided below and returning it to the California Integrated Waste Management Board, P. O. Box 4025, Mail Stop #11, Sacramento, California 95812-4025, Attention: Sharon Green, Recycling Market Development Zone Loan Program, on or before thirty (30) days from the date hereof, or this offer to make the Loan as set forth herein will expire and this Commitment Letter will be void and will have no further force or effect.

Sincerely,

LENDER:

CALIFORNIA INTEGRATED WASTE MANAGEMENT BOARD

By:

_________________________________________

John D. Smith, Manager

Recycling Business Assistance Branch

ACCEPTED THIS ________ DAY OF ___________________, 2004.

BORROWER:

ITEC ENVIRONMENTAL GROUP, INC.

By:

_________________________________________

Gary De Laurentiis

Its:

_________________________________________